UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): March 18, 2016 (March 15, 2016)

SYNIVERSE HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-32432	30-0041666
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)
8125 Highwoods Palm Way
Tampa, Florida 33647
Telephone: (813) 637-5000
(Address, including zip code, and telephone number, including area code, of registrants’ principal executive offices)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 15, 2016, Syniverse Holdings, Inc. (the “Company”) announced Alfred de Càrdenas had decided to leave Syniverse on March 31, 2015 (the “Separation Date”) to pursue other interests and attend to personal family matters. Syniverse Technologies, LLC, the employer of Mr.de Càrdenas (“Syniverse Technologies”), and Syniverse Corporation, the parent company of the Company and Syniverse Technologies (the “Parent”) currently expect to enter into a Separation Agreement with Mr. de Càrdenas pursuant to which Syniverse Technologies will provide Mr. de Càrdenas with (i) severance payments equal to $460,000, (ii) his annual incentive plan bonus payment for 2016 equal to $368,000, (iii) continued group health benefits under COBRA at the same cost as active employees for a period of up to twelve months following termination; and (iv) a one-time lump sum payment equal to $105,000. In addition, in accordance with Mr. de Càrdenas’ employment agreement, (i) 100% of the restricted shares granted to Mr. de Càrdenas in September 2014, (ii) 25% of the stock options granted to Mr. de Càrdenas in May 2015 (the “2015 Stock Options”), and (iii) 40% of the restricted stock units granted to Mr. de Càrdenas in May 2015 (the “2015 RSUs”) shall automatically become vested on the Separation Date. In addition, (i) the stock options granted to Mr. de Càrdenas in May and July of 2011 (the “2011 Stock Options”) and the 2015 Options shall not expire and the 2015 RSUs not otherwise vested on the Separation Date shall not be forfeited until the 181st day following the Separation Date, and (ii) if the Separation Date occurs within the 180-day period immediately prior to the consummation of a Change in Control (as defined in Mr. de Càrdenas’ employment agreement), then any portion of the 2011Stock Options, the 2015 Stock Options and the 2015 RSUs not otherwise vested shall automatically become vested as of the date of the consummation of the Change in Control.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: March 18, 2016

SYNIVERSE HOLDINGS, INC.
(Registrant)

By:	/s/ Laura E. Binion
Name:	Laura E. Binion
Title:	Senior Vice President and General Counsel